NEWS RELEASE
For More Information:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2015
BIRMINGHAM, AL – (PRNewswire) – November 4, 2015 – ProAssurance Corporation (NYSE: PRA) reports the following results for Third Quarter of 2015:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended September 30			Nine Months Ended September 30
	2015	2014	% Change	2015	2014	% Change
Revenues
Gross premiums written	$235,905	$226,686	4.1%	$651,343	$632,011	3.1%
Net premiums written	$213,110	$200,909	6.1%	$581,855	$568,575	2.3%
Net premiums earned	$182,085	$177,028	2.9%	$529,277	$525,061	0.8%
Net investment income	$26,942	$32,830	(17.9%)	$82,201	$92,788	(11.4%)
Total revenues	$174,933	$203,833	(14.2%)	$586,183	$634,330	(7.6%)
Expenses
Net losses and loss adjustment expenses	$108,806	$99,222	9.7%	$317,884	$287,643	10.5%
Underwriting, policy acquisition and operating expenses	$53,025	$54,185	(2.1%)	$157,908	$158,856	(0.6%)
Total expenses	$163,535	$156,530	4.5%	$488,251	$459,551	6.2%
Net income	$10,276	$34,778	(70.5%)	$81,248	$131,451	(38.2%)
Operating income	$34,151	$40,131	(14.9%)	$104,553	$126,020	(17.0%)
Weighted average number of common shares outstanding
Diluted	54,232	58,931	(8.0%)	55,554	60,047	(7.5%)
Earnings per share
Net income per diluted share	$0.19	$0.59	(67.8%)	$1.46	$2.19	(33.3%)
Operating income per diluted share	$0.63	$0.68	(7.4%)	$1.88	$2.10	(10.5%)

Consolidated Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Current accident year loss ratio	79.6%	80.3%	79.9%	80.2%
Effect of prior accident years’ reserve development	(19.8%)	(24.3%)	(19.8%)	(25.4%)
Net loss ratio	59.8%	56.0%	60.1%	54.8%
Expense ratio	29.1%	30.6%	29.8%	30.3%
Combined ratio	88.9%	86.6%	89.9%	85.1%
Operating ratio	74.1%	68.1%	74.4%	67.4%
Return on equity	2.0%	5.9%	5.2%	7.4%
“Our insurance operations produced solid, profitable results in the quarter, although volatility in the investment markets reduced our bottom line results. We continued to see strong premium growth in our Workers’ Compensation and Lloyd’s segments, and our Specialty P&C segment performed well in a very competitive environment,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. He also noted that ProAssurance remained active in its capital management program, having returned $218 million to shareholders so far in 2015.

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Gross premiums written were $235.9 million in the third quarter of 2015, 4.1% higher than the prior year quarter, due to a 167.9% increase in our Lloyd’s segment and a 2.5% increase in our Workers’ Compensation segment. These gains offset a quarter-over-quarter decline of 1.6% in our Specialty P&C segment. For the nine months ended September 30, 2015, gross premiums written were $651.3 million, 3.1% higher than in 2014, due to a 74.9% increase in Lloyd’s premiums, and an 8.2% increase in Workers’ Compensation premiums; Specialty P&C declined 3.0% year-over-year.
Net premiums earned were $182.1 million in the quarter, an increase of $5.1 million over the prior-year quarter and were $529.3 million for the nine months ended September 30, 2015, a $4.2 million increase over 2014. Our Workers’ Compensation and Lloyd’s segments drove the increases, offsetting declines in Specialty P&C in both periods.
Total revenues for the third quarter were $174.9 million, a decline of 14.2% compared to the third quarter of 2014, primarily due to net realized investment losses of $36.6 million compared to net realized investment losses of $8.1 million in 2014. The $48.1 million year-over-year decline in total revenues was primarily the result of the net realized investment losses in the third quarter.
Our expense ratio in the third quarter decreased, quarter-over-quarter, to 29.1%, an improvement of one-and-a-half points. For the nine months ended September 30, 2015 our expense ratio was 29.8% a half-point decline compared to the prior year period.
The net loss ratio for 2015’s third quarter was 59.8%, compared to 56.0% in the prior year quarter. For the first nine months of 2015 our net loss ratio was 60.1%, compared to 54.8% in 2014. For both periods the difference is primarily the result of lower net favorable reserve development. The current accident year net loss ratio for the third quarter and first nine months of 2015 decreased less than one point compared to the prior year periods.
Net favorable development for the third quarter of 2015 was $36.2 million, $6.7 million less than in 2014. For the nine months ended September 30, 2015, net favorable development was $104.8 million, compared to $133.3 million in 2014.
Net income per diluted share for 2015’s third quarter was $0.19, and operating income per diluted share was $0.63. Net income for the third quarter of 2015 was $10.3 million and operating income was $34.2 million. For the nine months ended September 30, 2015, net income per diluted share was $1.46 and operating income per diluted share was $1.88. Net income for the first nine months of 2015 was $81.2 million, and operating income in the same period was $104.6 million.
Operating cash flow for the third quarter of 2015 was $51.8 million, a decrease of $20.2 million over the third quarter of 2014, primarily due to the timing of premium collections in 2015 and a large tax-refund in 2014.

Balance Sheet Highlights (in thousands, except per share data)

	September 30, 2015	December 31, 2014
Total investments	$3,748,655	$4,009,707
Total assets	$4,963,004	$5,169,160
Total liabilities	$2,956,214	$3,011,216
Common shares (par value $0.01)	$625	$623
Retained earnings	$2,022,534	$1,991,704
Treasury shares	$(417,342)	$(252,164)
Shareholders’ equity	$2,006,790	$2,157,944
Book value per share	$37.76	$38.17
Capital Management
During the third quarter of 2015, we purchased approximately 900,000 shares of our common stock on the open market at a cost of approximately $41.9 million. Our total 2015 share repurchase, through October 31st, largely conducted under the auspices of 10b5-1 Plans, has totaled approximately 3.6 million shares at a total cost of approximately $167.5 million. At October 31st, approximately $114.0 million remained in the stock repurchase program authorized by our Board.

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We have paid $217.6 million in dividends in 2015, including a $150 million special dividend declared in December 2014 and paid on January 9, 2015.
Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategies for success in the current specialty insurance market during a conference call scheduled for 10:00 a.m. ET on Thursday, November 5, 2015. Investors may dial (888) 329-8893 (toll free) or (719) 325-2448. The call will be webcast on the investor relations section of our website, Investor.ProAssurance.com.
A replay will be available by telephone through November 15, 2015 at (888) 203-1112 or (719) 457-0820, using access code 751981. The replay will also be available for one year on our website, Investor.ProAssurance.com. We will also make the replay and other information about ProAssurance available on a free subscription basis through a link on the ProAssurance website, Investor.ProAssurance.com or through Apple’s iTunes.
Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry-leading suite of products and services, follow @ProAssurance on Twitter, or you may connect with the Company on LinkedIn or follow us on Facebook to be kept up-to-date on cutting edge risk management and practice enhancement programs. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments and the effect of confidential settlements that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The following table is a reconciliation of net income to operating income:

Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Net income	$10,276	$34,778	$81,248	$131,451
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$36,632	$8,131	$35,620	$(7,659)
Guaranty fund assessments (recoupments)	$99	$104	$234	$147
Effect of confidential settlements, net	$—	$—	$—	$(843)
Pre-tax effect of exclusions	$36,731	$8,235	$35,854	$(8,355)
Tax effect at 35%	$(12,856)	$(2,882)	$(12,549)	$2,924
Operating income	$34,151	$40,131	$104,553	$126,020
Per diluted common share
Net income	$0.19	$0.59	$1.46	$2.19
Effect of exclusions	$0.44	$0.09	$0.42	$(0.09)
Operating income per diluted common share	$0.63	$0.68	$1.88	$2.10

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Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$160,516	$163,134	(1.6%)	$416,656	$429,730	(3.0%)
Net premiums written	$140,846	$142,733	(1.3%)	$361,564	$379,428	(4.7%)
Net premiums earned	$115,593	$123,791	(6.6%)	$343,065	$374,704	(8.4%)
Total revenues	$117,253	$124,862	(6.1%)	$347,598	$378,871	(8.3%)

Net losses and loss adjustment expenses	$63,974	$63,639	0.5%	$197,056	$191,263	3.0%
Underwriting, policy acquisition and operating expenses	$26,251	$33,814	(22.4%)	$80,057	$101,044	(20.8%)
Total expenses	$90,225	$97,453	(7.4%)	$277,113	$292,307	(5.2%)
Segment operating results	$27,028	$27,409	(1.4%)	$70,485	$86,564	(18.6%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Current accident year loss ratio	85.6%	85.6%	86.7%	85.8%
Effect of prior accident years’ reserve development	(30.3%)	(34.2%)	(29.3%)	(34.8%)
Net loss ratio	55.3%	51.4%	57.4%	51.0%
Underwriting expense ratio	22.7%	27.3%	23.3%	27.0%
Combined ratio	78.0%	78.7%	80.7%	78.0%
Specialty P&C segment operating results were lower by 1.4% quarter-over-quarter, primarily due to lower premium volume and a 17.3% decline in net favorable reserve development, offset somewhat by a 22.4% decline in underwriting, policy acquisition and operating expenses. Net losses and loss adjustment expenses were essentially unchanged in the quarter and were only slightly elevated through the first nine months of the year. The same factors resulted in a 18.6% year-over-year decline in segment operating results for the nine months ended September 30, 2015, although the first quarter of this year accounts for the majority of the decline.
Gross written premiums in our Specialty P&C segment were $160.5 million, a decline of 1.6% compared to the third quarter of 2014. Physician premiums, the largest component of gross premiums written, were $119.1 million in the third quarter of 2015, down 1.6% as compared to the same quarter in 2014, despite increased renewal rates, solid renewal retention and additional premium volume from our 24-month policies. Premiums in our medical technology and life sciences line declined $1.3 million compared to last year’s third quarter. As was the case in the second quarter of this year, the decline resulted from the loss of a limited number of large accounts due to price competition and the merger of customers into larger entities that are insured by other companies, as well as a decline in the sales volume of our insureds. For the nine months ended September 30, 2015, the $13.1 million decline in gross written premiums was largely due to the loss of physician business in the first quarter of 2015, as well as the general competitive environment for the specialty lines in which we operate.
New business written in the segment totaled $9.2 million in the quarter and $28.6 million for the nine-month period; in both periods the main driver was new physician premiums.
Net premiums written decreased 1.3% to $140.8 million, quarter-over-quarter, which is reflective of the overall decline in gross written premiums during the period, given that ceded premiums decreased 3.6%, quarter-over-quarter. For the year-to-date, the decrease in net premiums written is also a reflection of lower written premiums combined with an increase in premiums ceded to Syndicate 1729 at Lloyd’s.

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Retention in physician professional liability, the largest component of this segment, was 89% in the quarter, compared to 90% in the third quarter 2014. For the year-to-date. retention is 88%, one point lower than in the same period in 2014, due primarily to lower retention in the first quarter of this year. Renewal pricing on physician business was 1% higher than both the year-ago quarter and nine months.
Overall loss trends in the Specialty P&C segment remain unchanged. Severity in the healthcare professional liability line, the largest portion of this segment, is increasing at the same rate of approximately 2%-to-3% per year. This is reflected in the current accident year net loss ratio, which was unchanged quarter-over-quarter.
Net favorable loss development in the third quarter was $35.0 million compared to $42.3 million in the same quarter of 2014. Year-to-date, through nine months, net favorable reserve development was $100.4 million compared to $130.4 million in 2014. These declines continue to result in increased net loss ratios, comparatively, for both the quarter and the nine months. We believe this reduction in net favorable loss development is entirely consistent with the previously-reported earned premium reductions, coupled with the current stable, predictable loss severity trends.
Operating expenses continue to be lower than last year for the quarter and nine months primarily as a result of the previously reported change in our method of accounting for certain services provided by our Corporate segment. This change, along with corporate restructuring which occurred during 2014, results in the shifting of certain expenses from our Specialty P&C segment to the Corporate segment.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$61,788	$60,307	2.5%	$195,964	$181,130	8.2%
Net premiums written	$56,244	$54,287	3.6%	$178,060	$164,984	7.9%
Net premiums earned	$54,577	$49,792	9.6%	$159,436	$143,960	10.8%
Total revenues	$54,638	$49,971	9.3%	$159,797	$144,463	10.6%

Net losses and loss adjustment expenses	$36,132	$33,046	9.3%	$102,545	$91,975	11.5%
Underwriting, policy acquisition and operating expenses	$16,231	$14,785	9.8%	$47,421	$45,379	4.5%
Segregated portfolio cell dividend expense (income)	$(1,933)	$(483)	(300.2%)	$1,481	$2,355	(37.1%)
Total expenses	$50,430	$47,348	6.5%	$151,447	$139,709	8.4%
Segment operating results	$4,208	$2,623	60.4%	$8,350	$4,754	75.6%

Workers’ Compensation Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Current accident year loss ratio	68.4%	67.6%	67.1%	65.9%
Effect of prior accident years’ reserve development	(2.2%)	(1.2%)	(2.8%)	(2.0%)
Net loss ratio	66.2%	66.4%	64.3%	63.9%
Underwriting expense ratio	29.7%	29.7%	29.7%	31.5%
Combined ratio	95.9%	96.1%	94.0%	95.4%
Workers' Compensation segment operating results increased 60.4% and 75.6% for the quarter and nine months ended September 30, 2015, respectively.
Consistent with prior quarters in 2015, premium growth was spread across all operating territories. Despite a highly competitive market, renewal pricing increased 1% in the third quarter of 2015 and 2% for the three quarters ended September 30, 2015. New business production for the third quarter of 2015 was $10.5 million and $30.9 million for the nine months ended September 30, 2015. Audit premium decreased to $2.1 million in the third quarter of 2015, compared to $2.2 million in 2014. For the nine months ended September 30, 2015, audit premium was $5.0 million,

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compared to $3.0 million for the same period in 2014. Premium retention was 79% for the quarter, which was affected by the increasingly competitive market, and was 83% for the first nine months of 2015.
The third quarter 2015 current accident year loss ratio increased by less than a point compared to the same period last year, primarily due to a higher number of severity-related claims. The third quarter severity increase and the winter weather related activity in the first quarter are the primary drivers behind the increase in the current accident year loss ratio for the nine months ended September 30, 2015.
Favorable reserve development was $1.2 million in the quarter compared to $0.6 million in the third quarter of 2014, and $4.4 million for the nine months ended September 30, 2015, compared to $2.9 million during the same period of 2014. Included in the three-and-nine month net favorable development was $0.4 million and $1.2 million respectively, relating to the amortization of purchase accounting fair value adjustments. The remaining development was from our Inova (alternative markets) business.
The expense ratio for the segment was unchanged quarter-over-quarter and was down almost two points comparing the first three quarters of 2015 to the prior year period, which reflects growth in net premiums earned, the effect of transaction expenses in 2014, and continued attention to expense management strategies.

Lloyd’s Syndicate Segment (In thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$16,355	$6,105	167.9%	$46,886	$26,813	74.9%
Net premiums written	$16,019	$3,889	311.9%	$42,231	$24,163	74.8%
Net premiums earned	$11,915	$3,445	245.9%	$26,776	$6,397	318.6%
Net investment income	$260	$120	116.7%	$653	$244	167.6%
Other gains (losses)	$(274)	$(79)	(246.8%)	$234	$(79)	396.2%
Total revenues	$11,901	$3,486	241.4%	$27,663	$6,562	321.6%

Net losses and loss adjustment expenses	$8,700	$2,537	242.9%	$18,283	$4,405	315.1%
Underwriting, policy acquisition and operating expenses	$5,644	$2,584	118.4%	$13,187	$5,999	119.8%
Total expenses	$14,344	$5,121	180.1%	$31,470	$10,404	202.5%
Segment operating results	$(2,575)	$(1,635)	(57.5%)	$(4,559)	$(3,842)	(18.7%)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Net loss ratio	73.0%	73.6%	68.3%	68.9%
Underwriting expense ratio	47.4%	75.0%	49.2%	93.8%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investments and certain administrative expenses paid in the United States are reported currently for each period.
As the Syndicate’s operations mature, premiums are significantly higher, as expected, for both the comparative periods of this report. The increased premium helped offset increased expenses due to the Syndicate’s ramping up of business in what is now its first full year of operations.
The Syndicate’s broad mix of business is primarily casualty, which amounts to 52.3% of its risk, most of it US-based. Premiums we cede to the Syndicate from our Specialty P&C segment, primarily from our podiatric line, represent the majority of those premiums. The remaining business is approximately 18.4% catastrophe reinsurance, 25.3% property insurance and 4.0% property reinsurance.

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The net loss ratio was 73.0% for the three months ended September 30, 2015. We expect to place greater reliance on actual loss trends as our loss experience matures, but we are currently relying mainly on loss assumptions that are consistent with loss results reflected in Lloyd's historical data for similar risks. We expect loss ratios to fluctuate from quarter to quarter as Syndicate 1729 writes more business and the book matures.
Syndicate 1729 has a maximum underwriting capacity of approximately $113.5 million for 2015, and our allocated capacity is 58%, or approximately $65.3 million (both based on exchange rates at September 30, 2015), which we support with a capital commitment of $89.7 million.

Corporate Segment (In thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2015	2014	% Change	2015	2014	% Change
Net investment income	$26,682	$32,710	(18.4%)	$81,548	$92,544	(11.9%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(221)	$298	(174.2%)	$3,821	$2,767	38.1%
Net realized investment gains (losses)	$(36,641)	$(8,131)	(350.6%)	$(35,645)	$7,659	(565.4%)
Total revenues	$(8,621)	$25,701	(133.5%)	$51,552	$104,826	(50.8%)

Operating expenses	$5,137	$3,189	61.1%	$17,670	$6,826	158.9%
Interest expense	$3,637	$3,606	0.9%	$10,978	$10,697	2.6%
Income taxes	$990	$12,525	(92.1%)	$15,932	$43,328	(63.2%)
Segment operating results	$(18,385)	$6,381	(388.1%)	$6,972	$43,975	(84.1%)
Our Corporate segment operating results were affected by the significant volatility in the investment markets during the quarter and the continued low interest rate environment.
In the third quarter we recognized a loss of $32.6 million related to our equity trading portfolio, primarily reflecting unfavorable equity market performance in the quarter. However, $4.0 million of the loss was a attributable to a reduction in the value of an inflation-indexed investment, which declined due to lower inflation expectations. The loss in the third quarter was the primary driver of the $35.6 million loss in the nine months ended September 30, 2015. Additionally, we recognized impairments in income totaling $3.4 million for the three months and $6.1 million for the nine months ended September 30, 2015.
Net investment income declined in both the quarter and year-to-date comparative periods primarily due to lower average investment balances resulting from our sustained return of capital to shareholders, as well as lower interest yields on fixed income investments.
Segment operating expenses increased quarter-over-quarter, although they declined only slightly on a consolidated basis. The increase in the corporate segment operating expenses for both periods is due to the aforementioned change in our methodology for allocating corporate expenses to our subsidiaries and the effects of corporate restructuring during 2014, which shifted expenses to the Corporate segment.
Changes in our tax liability were a positive for the segment during both the quarter and nine months. Taxes declined primarily because of the benefit derived from an increase in tax credits and the decline in pre-tax income in both periods.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to

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reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;

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•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could arise from our membership in the Lloyd's of London market (Lloyd's) and our participation in Lloyd's Syndicate 1729 (Syndicate 1729) include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
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Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of the Syndicate, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products; and

•	rating agencies could downgrade their ratings of Lloyd's as a whole.
Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q.
We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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